Exhibit 4

CONFORMED COPY

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of March 9, 2004, and amended as of June 2, 2004 (this “Agreement”), by and among MILLSTREAM ACQUISITION CORPORATION (to be renamed NationsHealth, Inc. at the Effective Time), a Delaware corporation (the “Company”), RGGPLS HOLDING, INC., a Florida corporation (“RGGPLS”), GRH HOLDINGS, L.L.C., a Florida limited liability company (“GRH”), and BECTON, DICKINSON AND COMPANY, a New Jersey corporation (“BD” and, together with RGGPLS and GRH, the “Stockholders”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), among the Company, N Merger L.L.C., a Florida limited liability company and a wholly owned subsidiary of the Company, and NationsHealth Holdings, L.L.C., a Florida limited liability company;

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) the Company shall issue to RGGPLS, GRH and BD shares of Common Stock subject to the terms and provisions of the Merger Agreement; and

WHEREAS, the Stockholders and the Company desire to enter into this Agreement to provide the Stockholders with certain rights relating to the registration of shares of the Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  DEFINITIONS.  The following capitalized terms used herein have the following meanings:

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Demand Registration” is defined in Section 2.1.1.

“Demand Suspension Event” is defined in Section 3.1.1.

“Demanding Stockholder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Existing Holders” shall mean the investor parties (other than the Company) listed on the signature pages to the Existing Registration Rights Agreement.

“Existing Registration Rights Agreement” shall mean the Registration Rights Agreement dated as of July 22, 2003, among the Company and the investor parties listed on the signature pages thereto.

“Existing Registrable Securities” shall mean the Registrable Securities (as defined in the Existing Registration Rights Agreement) owned by the Existing Holders.

“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Merger” shall have the meaning assigned to such term in the Merger Agreement.

“Notices” is defined in Section 6.3.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Preferred Member interests” shall have the meaning assigned to such term in the Merger Agreement.

“Register,” “registered” and “registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” mean (i) any shares of Common Stock held by any of RGGPLS, GRH or BD (or any of their respective affiliates and successors or assigns), or (ii) any other publicly traded securities of the Company that are held by any of RGGPLS, GRH or BD (or any of their respective affiliates and successors or assigns).  Registrable Securities also include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Commission makes a definitive determination that the Registrable Securities are salable under Rule 144(k).

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Stockholder Indemnified Party” is defined in Section 4.1.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2.  REGISTRATION RIGHTS.

2.1.  Demand Registration.

2.1.1.    Request for Registration.  At any time and from time to time on or after the Effective Time, RGGPLS or GRH (each, a “Demand Holder”) may make a written demand for registration (a “Demand Registration”) under the Securities Act of the sale of all or part of its Registrable Securities (the party making such a Demand Registration, the “Demanding Stockholder”).  Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof and shall cover securities that have an aggregate price to the public of at least $1,000,000.  The Company will notify the Stockholders other than the Demanding Stockholder of the demand, and each such other Stockholder who wishes to include all or a portion of its Registrable Securities in the Demand Registration (each such Stockholder including shares of its Registrable Securities in such registration, a “Participating Stockholder”) shall so notify the Company within fifteen (15) days after receipt of such notice.  The Company shall not be obligated (A) to effect more than (i) four (4) Demand Registrations by RGGPLS or (ii) one (1) Demand Registration by GRH, under this Section 2.1.1 in respect of Registrable Securities or (B) to effect any Demand Registration within three months after the effective date of a registration statement relating to any underwritten offering of Common Stock (including any such offering effected pursuant to a Demand Registration hereunder).

2.1.2.    Effective Registration.  A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) the Demanding Stockholder thereafter elects to continue the offering.

2.1.3.    Underwritten Offering.  If the Demanding Stockholder so elects and so advises the Company as part of its written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering, and the Demanding Stockholder shall be entitled to select the managing Underwriter or Underwriters and any other Underwriters for such offering.  The Demanding Stockholder and any Participating Stockholders shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters that the Demanding Stockholder has selected for such underwriting.

2.1.4.    Reduction of Offering.  If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Stockholder in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Stockholder desires to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Stockholder and the Participating Stockholders (if any) (pro rata in accordance with the number of shares of Registrable Securities which the Demanding Stockholder and the Participating Stockholders (if any) have requested be included in such registration, regardless of the number of shares of Registrable Securities held by the Demanding Stockholder and the Participating Stockholders (if any)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; and (iv) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), and (iii), the shares of Common Stock that other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

2.1.5.    Withdrawal.  If (i) the Demanding Stockholder disapproves of the terms of any underwriting, (ii) the Demanding Stockholder is not entitled to include all of its Registrable Securities in any offering, (iii) a Demand Suspension Event occurs after a Demand Request but before the Registrable Securities covered by such Demand Request are sold, transferred, exchanged or disposed in accordance with such Demand Request or (iv) if the Company has breached its obligations hereunder, then in any of such cases the Demanding Stockholder may elect to withdraw from such offering by giving written notice to the Company and the Underwriter of its request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration.  If the Demanding Stockholder withdraws from the proposed offering relating to a Demand

Registration in accordance with the previous sentence, then (i) the Participating Stockholders shall have to further rights to include their Registrable Securities in such Demand Registration and (ii) such registration shall not count as a Demand Registration provided for in Section 2.1.1.

2.2.  Piggy-Back Registration.

2.2.1.    Piggy-Back Rights.  If at any time on or after the Effective Time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or by shareholders of the Company for their own account, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to each Stockholder as soon as practicable but in no event less than forty-five (45) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to each Stockholder in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such Stockholder may request in writing within fifteen (15) days following receipt of such notice (a “Piggy-Back Registration”).  The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.  If any Stockholder proposes to distribute its securities through a Piggy-Back Registration that involves an Underwriter or Underwriters, such Stockholder shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.  Piggyback Registrations effected under this Section 2.2.1 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.2.2.    Reduction of Offering.  If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the Stockholders in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the Stockholders, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration: (i) if the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities and Existing Registrable Securities as to which registration has been requested by the Stockholders under this Section 2.2 and the Existing Holders pursuant to Section 2.2 of the Existing Registration Rights Agreement (pro rata (x) with respect to Registrable Securities owned as of the Effective Time and Existing Registrable Securities owned as of the date hereof, in accordance with 80% being allocated to the Stockholders and 20% to the Existing Holders and (y) with respect to Registrable Securities acquired after the Effective Time or Existing Registrable Securities acquired after the date hereof, in accordance with the number of shares of Common Stock which such Stockholders and Existing Holders have actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such Stockholders and Existing Holders have the right to request such inclusion); and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights which such other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares; and (ii) if the registration is a “demand” registration undertaken at the demand of persons other than the Stockholders pursuant to written contractual arrangements with such persons, (A) first, the shares of Common Stock for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities and Existing Registrable Securities as to which registration has been requested by the Stockholders under this Section 2.2 and the Existing Holders pursuant to Section 2.2 of the Existing Registration Rights Agreement (pro rata in accordance with the number of shares of Registrable Securities and Existing Registrable Securities held by such Stockholders and Existing Holders, respectively, regardless of the number of shares of Registrable Securities and Existing Registrable Securities with respect to which such Stockholders and Existing Holders, respectively, have the right to request such inclusion); and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights which such other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

2.2.3.    Withdrawal.  Any stockholder may elect to withdraw its request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement.  The Company may also elect to withdraw a registration statement at any time prior to the effectiveness of the Registration Statement.  Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by a Stockholder in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3.  Registrations on Form S-3.  Each Stockholder may at any time and from time to time, without limitation as to the aggregate number of such requests, request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering.  Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000.  Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.4.          Lock-Up.  Notwithstanding anything herein to the contrary, until the expiration of the 180-day period following the Effective Time, the Stockholders shall not be permitted to sell, transfer or dispose any of the shares of Common Stock received by them pursuant to the Merger Agreement (collectively, the “Merger Securities”).  In each of the next three succeeding 180-day periods, each Stockholder may, at any time during such period, sell up to 25% of the Merger Securities originally received by it pursuant to the Merger Agreement, including by way of exercising any rights it may have pursuant to this Agreement.  The restrictions on transfer contained in this Section 2.4 shall terminate on the earlier to occur of (i) the second anniversary of the Effective Time or (ii) the consummation of a merger, consolidation, share exchange, business combination, liquidation, dissolution, recapitalization, reorganization, or other similar transaction involving the Company where the Common Stock is converted into other securities, cash or other property.

3.  REGISTRATION PROCEDURES.

3.1.  Filings; Information.  Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1.    Filing Registration Statement.  The Company shall, as expeditiously as possible and in any event within sixty (60) days after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become and remain effective for the period required by Section 3.1.1; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days (a “Demand Suspension Event”), and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the Stockholders a certificate signed by the

Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided, further, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2.    Copies.  The Company shall, prior to filing a Registration Statement or prospectus (or any amendment or supplement thereto), furnish without charge to the Stockholders holding Registrable Securities included in such registration, and such Stockholders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Stockholders holding Registrable Securities included in such registration, and such Stockholders’ legal counsel, may request in order to facilitate the disposition of the Registrable Securities owned by such Stockholders.

3.1.3.    Amendments and Supplements.  The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement (which period shall not exceed the sum of one hundred eighty (180) days plus any period during which any such disposition is interfered with by any stop order or injunction of the Commission or any governmental agency or court) or such securities have been withdrawn.

3.1.4.    Notification.  After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the Stockholders holding Registrable Securities included in such Registration Statement of such filing, and shall further notify the such Stockholders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the Stockholders holding Registrable

Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the Stockholders holding Registrable Securities included in such Registration Statement and to their legal counsel, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Stockholders and their legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which any such Stockholder and its legal counsel shall object.

3.1.5.   State Securities Laws Compliance.  The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Stockholders holding Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Stockholders holding Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e) or subject itself to taxation in any such jurisdiction.

3.1.6.   Agreements for Disposition.  The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.  The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Stockholders holding Registrable Securities included in such Registration Statement.  No Stockholder holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Stockholder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Stockholder’s material agreements and organizational documents, and with respect to written information relating to such Stockholder that such Stockholder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7.   Cooperation.   The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8.  Records.  The Company shall make available for inspection by the Stockholders holding Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, any accountant or other professional retained by such Stockholders or Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9.  Opinions and Comfort Letters.  The Company shall furnish to the Stockholders holding Registrable Securities included in such Registration Statement a signed counterpart, addressed to such Stockholders, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter.  In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to the Stockholders holding Registrable Securities included in such Registration Statement, at any time that the Stockholder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10.   Earnings Statement.  The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11.  Listing.  The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.2.  Obligation to Suspend Distribution.  Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each Stockholder holding Registrable Securities included in such Registration Statement shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Stockholder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, such Stockholder will deliver to the Company all copies, other than permanent file copies then in such Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3.  Registration Expenses.  The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back

Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) National Association of Securities Dealers, Inc.  fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration.  The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by the Stockholders.  Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4.  Information.  The Stockholders shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

4.  INDEMNIFICATION AND CONTRIBUTION.

4.1.  Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Stockholder, and each of its respective officers, employees, affiliates, directors, partners, stockholders, members, attorneys and agents, and each person, if any, who controls each Stockholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Stockholder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Stockholder Indemnified Party for any legal and any other expenses reasonably incurred by such

Stockholder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such Stockholder expressly for use therein.  The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2.  Indemnification by the Stockholder.  Each Stockholder will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such Stockholder, indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any), and each other person, if any, who controls such Stockholder or such underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such Stockholder expressly for use therein, and shall reimburse the Company, its directors and officers, and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action.  Each Stockholder’s indemnification obligations hereunder shall be limited to the amount of any net proceeds actually received by such Stockholder.

4.3.  Conduct of Indemnification Proceedings.  Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure.  If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume the defense thereof with counsel satisfactory to the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4.  Contribution.

4.4.1.   If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations.  The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2.   The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.  The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 4.4, no Stockholder shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Stockholder from the sale of Registrable Securities which gave rise to such contribution obligation.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5.  UNDERWRITING AND DISTRIBUTION.

5.1.  Rule 144.  The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as any Stockholder may reasonably request, all to the extent required from time to time to enable such Stockholder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

5.2.  Restrictions on Sale by the Company and Others.  The Company agrees: (i) not to effect any public sale or distribution of any securities similar to those being registered in accordance with Section 2.1, or any securities convertible into or exchangeable or exercisable for such securities, from the date the Company receives the written demand for any Demand Registration (except as part of such Demand Registration to the extent permitted by Section 2.1.4) until permitted under any “lock-up” agreement with the Underwriter, but not more than ninety (90) days from the effective date of any registration statement filed pursuant to Section 2.1; and (ii) that any agreement entered into after the date hereof pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any sale or distribution of any such securities during the periods described in (i) above, in each case including a sale pursuant to Rule 144 under the Securities Act (except as part of any such registration, if permitted); provided, however, that the provisions of this Section 5.2 shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities and shall not prevent the issuance of securities by the Company under any employee benefit, stock option or stock subscription plans.

6.  MISCELLANEOUS.

6.1.  Other Registration Rights.  The Company represents and warrants that no person has any right to require the Company to register any shares of the Company’s capital stock (or securities convertible or exercisable into shares of the Company’s capital stock) for sale or to include shares of the Company’s capital stock (or securities convertible or exercisable into shares of the Company’s capital stock) in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person, other than pursuant to the Existing Registration Rights Agreement.

6.2.  Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.  This Agreement and the rights, duties and obligations of the Stockholder hereunder may be freely assigned or delegated, in whole or in part, without the consent of the Company, by any Stockholder in conjunction with any transfer of Registrable Securities by such Stockholder.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and the permitted assigns of any Stockholder or of any assignee of such Stockholder, or any entity that succeeds to substantially all of the assets and liabilities of such Stockholder.  Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that each of GRH and RGGPLS (a “Converting Entity”) shall be permitted to merge with or into, consolidate with, liquidate and recontribute its assets and liabilities to, convert into, exchange its capital stock for equity interests in, or otherwise change its form or status to, in each case a limited liability company the equity interests of which are beneficially owned in the same proportion and by the same persons as the capital stock or member interests of the Converting Entity was beneficially owned (each of such actions, a “Conversion” and, the Converting Entity as so Converted into a limited liability company, “Newco”), and, that from and after such Conversion (i) Newco shall succeed to all of the rights and obligations of its respective Converting Entity under this Agreement without the consent of or any action of any of the parties hereto or any written amendment hereto, (ii) Newco shall be entitled to enforce all of the rights, and perform all of the obligations, hereunder as if Newco was a signatory hereto and (iii) all references in this Agreement to GRH or RGGPLS shall be deemed references to its respective Newco.  This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)  if to the Company before the Effective Time:

Millstream Acquisition Corporation

435 Devon Park Drive

Building 400

Wayne, PA 19087

Attention: President

Telecopy No.: (610) 254-9617

with a copy to:

Klehr, Harrison, Harvey, Branzburg & Ellers LLP

260 South Broad Street

Philadelphia, PA 19102

Attention: Barry J.  Siegel, Esq.

Telecopy No.: (215) 568-6603

(ii) if to the Company on or after the Effective Time:

NationsHealth, Inc.
13650 N.W. 8th St., Suite 109
Sunrise, Florida  33325

Attention:  Glenn M. Parker M.D.,

Robert Gregg and

Lewis Stone

Telecopy No.: (954) 903-5005

with a copy to:

McDermott, Will & Emery

201 S. Biscayne Blvd., Suite 2200

Miami, FL  33131

Attention: Ira J. Coleman, Esq.

Telecopy No.:       (305) 347-6500

(iii)  if to RGGPLS:

RGGPLS Holdings, Inc.

13650 N.W. 8th St., Suite 107

Sunrise, Florida  33325

Attention:  Glenn M. Parker M.D.,

Robert Gregg and

Lewis Stone

Telecopy No.: (954) 903-5005

with a copy to:

McDermott, Will & Emery

201 S. Biscayne Blvd., Suite 2200

Miami, FL  33131

Attention: Ira J. Coleman, Esq.

Telecopy No.: (305) 347-6500

(iv)  if to GRH:

GRH Holdings, L.L.C.

6701 Nob Hill Road

Tamarac, Florida  33321

Attention:  Michael Gusky

Telecopy No.: (954) 718-3211

with a copy to:

Muller & Lebensburger

7385 Galloway Road, Suite 200

Miami, FL 33173

Attention:  Charles E. Muller II

Telecopy No.:  (305) 670-6769

(v)  if to BD:

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, NJ  07417

Attention:  President, BD Diabetes Care

Telecopy No.:       (201) 847-5147

6.4.  Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

6.5.  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6.  Entire Agreement.  This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7.  Modifications and Amendments.  No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

6.8.  Titles and Headings.  Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9.  Waivers and Extensions.  Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.  No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10.  Remedies Cumulative.  In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, each Stockholder may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond.  None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11.  Governing Law.  This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.12.  Waiver of Trial by Jury.  Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

6.13.  Effective Time.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall become effective upon the Effective Time; provided, however, if the Merger Agreement is terminated in accordance with Article VIII thereof, then this Agreement shall terminate and be of no further force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

MILLSTREAM ACQUISITION CORPORATION

By:	/s/ Arthur Spector
Name: Arthur Spector
Title: Chairman, Chief Executive Officer and President

STOCKHOLDERS:

RGGPLS HOLDING, INC.

By:	/s/ Glenn M. Parker
Name: Glenn M. Parker
Title: President

GRH HOLDING, L.L.C.

By: Viaura Holdings, L.L.C.

By: Viaura, Inc.

	By:	/s/ Michael Gusky
Name: Michael Gusky
Title:

BECTON, DICKINSON AND COMPANY

By:	/s/ William Marshall
Name: William Marshall
Title: President Diabetes Care